Exhibit 10.11

ADIENT PLC

PERFORMANCE UNIT AWARD

Grant - Terms for Performance Units

Participant Name:
Grant Date:
Number of Performance Units:
Performance Period:
Performance Goals:
Units Settled in Cash (check box if applies):	☐
Dividend Equivalents Settled in Cash (check box if applies):	☐

Adient plc has adopted the 2016 Omnibus Incentive Plan to permit awards of performance units to be made to certain key employees of the Company or any Affiliate.  The Company desires to provide incentives and potential rewards for future performance by the employee by providing the Participant with a means to acquire or to increase his or her proprietary interest in the Company’s success.

Definitions.  Capitalized terms used in this Award have the following meanings:

(a)         “Award” means this grant of Performance Units.

(b)         “Award Notice” means an Award notification (if any) delivered to the Participant in connection with this Award.

(c)          “Company” means Adient plc or any successor thereto.

(d)         “Inimical Conduct” means any of the following as determined by the Administrator in its sole discretion: (i) any act or omission that is inimical to the best interests of the Company or any Affiliate as determined by the Administrator, (ii) violation of any employment, non-compete, confidentiality or other agreement in effect with the Company or any Affiliate, or the Company’s or an Affiliate’s code of ethics, as then in effect, (iii) conduct rising to the level of gross negligence or willful misconduct in the course of employment with the Company or an Affiliate, (iv) commission of an act of dishonesty or disloyalty involving the Company or an Affiliate, or taking any action which damages or negatively reflects on the reputation of the Company or an Affiliate, (v) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition or a violation of any other federal, state or local law in connection with the Participant’s employment or service, or (vi) breach of any fiduciary duty to the Company or an Affiliate.

(e)          “Participant” means the individual selected to receive this Award.

(f)           “Performance Unit” or “Unit” means the right to receive a payment, in cash or Shares, equal to the Fair Market Value of one Share, to the extent the Performance Goals specified above, or in any Award Notice or Summary of Terms and Conditions delivered to the Participant, are achieved.

(g)          “Plan” means the Adient plc 2016 Omnibus Incentive Plan, as may be amended from time to time.

(h)         “Share” means an ordinary share of the Company.

Other capitalized terms used in this Award have the meanings given in the Plan.

The parties agree as follows:

1.                      Grant of Award.  The Company hereby grants to the Participant an award of Performance Units on the date and with respect to the number of Units specified above or in any Award Notice.  The Award is subject to the terms and conditions set forth herein and in the Plan, a copy of which has been delivered to the Participant, and which is made a part of this Award.

2.                      Units Earned.  At the end of the performance period indicated above or in any Award Notice, the Participant shall earn the number of Units indicated above or in any Award Notice to the extent the

Performance Goals set forth above or in any Award Notice or Summary of Terms and Conditions delivered to the Participant.

3.                      Dividend Equivalent Units.  Any cash dividends or other distributions paid or delivered with respect to the Shares for which the record date occurs on or before the settlement of the Performance Units under Section 4 below will result in a credit to a bookkeeping account for the benefit of the Participant.  The credit will be equal to the dividends or other distributions that would have been paid with respect to the Shares subject to the Performance Units had such Shares been outstanding.  The account will be converted into and settled in additional Shares issued under the Plan at the same time as the Performance Units are settled under Section 4 below unless it is indicated above or in any Award Notice that the account will be paid to the Participant in cash at such time.  Such account will be subject to the same terms and conditions (including Performance Goals and risk of forfeiture) as the Performance Units to which the dividends or other distributions relate.

4.                      Settlement of Units.  Subject to any applicable deferral election under the Adient US LLC Executive Deferred Compensation Plan (or any successor plan) and to Section 7 below, the Units that have been earned at the end of the performance period shall be settled by payment of one Share per whole Unit unless it is indicated above or in any Award Notice that the Units will be settled through payment of cash, in which case the Units that have been earned will be settled through payment of cash equal to the Fair Market Value of one Share per whole Unit, in each case within 90 days following the end of the performance period and upon payment in full of all taxes due with respect to such Units.

5.                      Alienation of Award.  The Participant (or beneficiary) shall not have any right to assign, transfer, sell, pledge or otherwise encumber this Award.

6.                      No Voting Rights.  The Participant shall not have any voting rights with respect to the number of Shares underlying the Units until such Shares have been earned and issued.

7.                      Termination of Employment — Risk of Forfeiture.

a.        Retirement, Death or Disability.  If, prior to the settlement of the Units, the Participant’s employment with the Company and its Affiliates terminates due to Retirement on or after the last day of the calendar year following the calendar year in which the Award of Units is made, or due to death or Disability, in each case at a time when the Participant’s employment could not have been terminated for Cause, then the Participant shall be eligible to earn a number of Units at the end of the performance period based on actual performance but prorated based on the number of days of employment during the performance period.

Notwithstanding the foregoing, if the Participant engages in Inimical Conduct, as determined by the Administrator, the Participant’s right to receive any Units shall automatically be forfeited as of the date of the Administrator’s determination.

b.        Other Termination.  If the Participant’s employment terminates for any reason not described above prior to the settlement of the Units, then this Award shall automatically be forfeited in its entirety immediately upon such termination of employment.  The Company may suspend payment or delivery of Shares (without liability for interest thereon) pending the Committee’s determination of whether the Participant’s employment was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.

8.                      Withholding.  The Participant agrees to remit to the Company any foreign, U.S. federal, state and/or local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the Units or the issuance of Shares under this Award.  Unless the Company otherwise determines, the Company will satisfy any withholding obligations in connection with this Award by withholding from cash or Shares otherwise payable or issuable under this Award in the amount needed to satisfy any withholding obligations; provided that, in the case of Shares, the amount withheld may not exceed the Participant’s minimum statutory tax withholding obligations associated with the transaction to the extent needed for the Company and its Affiliates to avoid an accounting charge until Accounting Standards Update 2016-09 applies to the Company, after which time the amount withheld may not exceed the total maximum statutory tax rates associated with the transaction.  Alternatively, the Company may require the Participant to pay to the Company, in cash, promptly on demand, amounts sufficient to satisfy such tax obligations or make other arrangements satisfactory to the Company regarding the payment to the Company of the aggregate amount of any such tax obligations, or the Company may withhold from cash or other property payable or issuable to the Participant or from Shares no longer subject to restrictions in the amount needed to satisfy any withholding obligations.

9.                      No Claim for Forfeiture.  Neither the Award nor any benefit accruing to the Participant from the Award will be considered to be part of the Participant’s normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.  Notwithstanding anything to the contrary in this Award, in no event may the Award or any benefit accruing to the Participant from the Award be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate, nor shall the Participant have at any time a legally binding right to compensation under this Award unless and until the Committee approves, in its discretion, the number of Units earned at the completion of the performance period.  In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of the Participant’s employment by the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and its Affiliates from any such claim that may arise.  If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting the grant, the Participant shall have been deemed irrevocably to have waived any entitlement to pursue such claim.

10.               Electronic Delivery. The Company or its Affiliates may, in its or their sole discretion, decide to deliver any documents related to current or future participation in the Plan or related to this Award by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. The Participant hereby agrees that all on-line acknowledgements shall have the same force and effect as a written signature.

11.               Securities Compliance.  The Company may place a legend or legends upon the certificates for Shares issued under the Plan and may issue “stop transfer” instructions to its transfer agent in respect of such Shares as it determines to be necessary or appropriate to (a) prevent a violation of, or to obtain an exemption from, the registration requirements of the Securities Act of 1933, as amended, applicable state securities laws or other legal requirements, or (b) implement the provisions of the Plan, this Award or any other agreement between the Company and the Participant with respect to such Shares.

12.               Successors.  All obligations of the Company under this Award shall be binding on any successor to the Company.  The terms of this Award and the Plan shall be binding upon and inure to the benefit of the Participant and his or her heirs, executors, administrators or legal representatives.

13.               Legal Compliance.  The granting of this Award and the issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.               Governing Law; Arbitration.  This Award and the rights and obligations hereunder shall be governed by and construed in accordance with, except to the extent preempted by other applicable laws (a) with respect to the corporate law requirements applicable to the Company, the validity and authorization of the issuance of Shares under the Plan and similar matters, the internal laws of Ireland (without reference to conflict of law principles thereof) and (b) with respect to all other matters relating to the Plan and Awards, the internal laws of the State of New York (without reference to conflict of law principles thereof). Arbitration will be conducted, to the extent applicable, per the provisions in the Plan.

15.               Data Privacy and Sharing.  As a condition of the granting of the Award, the Participant acknowledges and agrees that it is necessary for some of the Participant’s personal identifiable information to be provided to certain employees of the Company, the third party data processor that administers the Plan and the Company’s designated third party broker in the United States.  These transfers will be made pursuant to a contract that requires the processor to provide adequate levels of protection for data privacy and security interests in accordance with the EU Data Privacy Directive 95/46 EC and the implementing legislation of the Participant’s home country.  By accepting the Award, the Participant acknowledges having been informed of the processing of the Participant’s personal identifiable information described in the preceding paragraph and consents to the Company collecting and transferring to the Company’s Total Rewards Department or Shareholder Services Department, and its independent benefit plan administrator and third party broker, the Participant’s personal data that are necessary to administer the Award and the Plan.  The Participant understands that his or her personal information may be transferred, processed and stored outside of the Participant’s home country in a country that may not have the same data protection laws as his or her home country, for the purposes mentioned in this Award.

This Award, including the Summary of Terms and Conditions and any Award Notice delivered to the Participant, and any other documents expressly referenced in this Award contain all of the provisions applicable to the Award and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Participant.

The Company has caused this Award to be executed by one of its authorized officers as of the date of grant.

ADIENT PLC

[Placeholder for signature]

Neil E. Marchuk

Executive Vice President and Chief Human Resources Officer